Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90254) pertaining to the Laclede Gas Company Wage Deferral Savings Plan, of our report dated
January 27, 2016, on our audits of the statements of net assets available for benefits of Laclede Gas Company Wage Deferral Savings Plan as of July 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended July 31, 2015 and 2014, which report appears in the July 31, 2015, annual report on Form 11-K of Laclede Gas Company Wage Deferral Savings Plan.

St. Louis, Missouri
January 27, 2016